Exhibit 99.1

VLOV Announces Opening of Flagship Store

XIAMEN, China, Jan. 5, 2012 /PRNewswire-Asia-FirstCall/ -- VLOV, Inc. (OTC Bulletin Board: VLOVD) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced the opening of its Liaoning distributor's flagship store in Shenyang City.

The newly opened flagship store is located at the 1st floor of the Longzhimeng Shopping Center, one of the largest retail shopping centers in Shenyang City, the capital of Liaoning Province. The store, over 3,000 square feet, provides a large selection of men's apparel and related products.

"We are extremely excited about the opening," commented Mr. Richard Wu, CEO and Chairman of VLOV. "The Shenyang flagship store will give our customers the best possible shopping experience while further enhancing and evolving our brand image.

"This flagship store is also a testament to the significant brand investment that we have made through marketing and advertising, including VLOV's appearances at the Mercedes-Benz Fashion Weeks Spring/Summer 2012 in New York City and Beijing, and will continue to make in the years to come," continued Mr. Wu.

Photos of the new Shenyang flagship store can be found on the Company's website at www.vlov.net.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China. As of September 30, 2011, VLOV products were sold by its distributors at 540 points of sale across northern, central and southern China, as well as 20 stores in Fujian Province owned and operated by VLOV. To learn more about VLOV, Inc., please refer to the Company's web site at www.vlov.net.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, Chief Financial Officer ☐ VLOV, Inc. ☐ Tel: 310-622-4515 ☐ Email: bennet@vlov.net